  EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone Equal Opportunity Fund 2, LLC Form 1-A dated June 15, 2023 of our report, dated June 14, 2023, on our audit of the financial statements of Cardone Equal Opportunity Fund 2, LLC as of December 31, 2022, and for the period from January 31, 2022 (inception) to December 31, 2022.

Kaufman, Rossin & Co., P.A.

June 15, 2023

Miami, Florida